Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

Pamela M. Arway Joins DaVita Board of Directors

Denver, Colorado, May 28, 2009, DaVita Inc. (NYSE: DVA) announced today that Pamela M. Arway has been elected to the Company’s Board of Directors.

Ms. Arway, 55, now retired, is the former President of American Express International, Japan, Asia-Pacific, Australia region. Based in Singapore, she ran the Consumer Card business across 12 countries, heading the Regional Executive Team, employee, external and government affairs. Prior to leading the Asian business, she was Chief Executive of American Express Australia Ltd. Before moving to Asia, she served as Executive Vice President, Global Corporate Travel, based in New York. Ms. Arway joined American Express in 1987 in Toronto, Canada. Her work experience also included positions with Procter and Gamble and Bank of Montreal.

“We are excited that Pamela is joining our Board of Directors. Her depth of operating and strategic experience is a welcome addition to our Board,” stated Kent Thiry, Chairman and CEO.

Ms. Arway has served on a number of for-profit and not-for- profit boards including Singapore International Chamber of Commerce; the Institute of Business Travel Management; Starcite LLC; and the Canadian Marketing Association, where she served as Chair of the Board. “I am really pleased to join DaVita’s strong and admired Board of Directors and to become part of this outstanding organization,” said Ms. Arway.

DaVita Inc. is a leading provider of kidney care in the United States, providing dialysis services and education for patients with chronic kidney failure and end stage renal disease. DaVita manages more than 1,475 outpatient facilities and acute units in more than 700 hospitals located in 43 states and the District of Columbia, serving approximately 114,000 patients.